UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)         January 12, 2002

ARGUSS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19589	02-0413153

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street Rockville, Maryland	20850

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code         (301) 315-0027

Not applicable

(Former name or former address, if changed since last report)

Item 5.         Other Events.

                             On November 30, 2001, Mr. Ronald D. Pierce, a holder of 8.5% of the outstanding common stock of Arguss Communications, Inc. (the “Company”), and Mr. Kenneth R. Olsen, a holder of 0.09% of the outstanding common stock of the Company, filed a preliminary consent statement with the Securities and Exchange Commission, seeking consent of the Company’s stockholders to remove and replace all directors of the Company and revoke certain amendments to the Company’s bylaws. On January 12, 2002, the Company entered into a settlement agreement and release with Messrs. Pierce and Olsen, which provides, among other things, that (i) Messrs. Pierce and Olsen will terminate the consent solicitation (which provision remains in effect unless certain events occur), (ii) the Company shall pay Mr. Pierce $500,000 as a partial reimbursement for expenses incurred in connection with the consent solicitation and related legal proceedings and (iii) Messrs. Pierce and Olsen release the Company from all claims arising from the consent solicitation, the proposed merger with Dycom Industries, Inc. and related transactions, and the Company releases Messrs. Pierce and Olsen from all claims arising from the consent solicitation and related transactions. Dycom Industries, Inc. has agreed that, under certain circumstances, it will reimburse the Company for the $500,000 paid to Mr. Pierce pursuant to clause (ii) of the immediately preceding sentence. This summary of the terms of the settlement agreement is qualified in its entirety by reference to the copy of the settlement agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 7.         Financial Statements and Exhibits.

(c)         Exhibits.

Exhibit No.	Description
10.1	Settlement Agreement and Release Between Arguss Communications, Inc. and Ronald D. Pierce and Kenneth D. Olsen, dated January 12, 2002.

SIGNATURES

                             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2002

ARGUSS COMMUNICATIONS, INC.
Registrant

By:         /s/ Rainer H. Bosselmann
Name:   Rainer H. Bosselmann
Title:     Chairman of the Board and
                Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
10.1	Settlement Agreement and Release Between Arguss Communications, Inc. and Ronald D. Pierce And Kenneth D. Olsen, dated January 12, 2002.